UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2005

ACTIVANT SOLUTIONS INC.

(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	333-49389 (Commission file number)	94-2160013 (I.R.S. employer identification no.)

804 Las Cimas Parkway Austin, Texas (Address of principal executive offices)	78746 (Zip Code)

Registrant’s telephone number, including area code: (512) 328-2300

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 7.01. Regulation FD Disclosure.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Support Agreement
Lock-Up Agreement
Press Release

Item 1.01 Entry Into a Material Definitive Agreement.

     On January 24, 2005, Activant Solutions Inc. (the “Company”) and Activant Solutions Acquisitionco Ltd., a newly-formed wholly owned Canadian subsidiary of the Company (“Offeror”), entered into a Support Agreement (the “Support Agreement”) with Speedware Corporation Inc. (“Speedware”), pursuant to which Offeror will make an offer to purchase all of the issued and outstanding shares of common stock of Speedware, including all shares of common stock issuable upon conversion of outstanding stock options and warrants prior to the expiration time, for CDN$3.91 per share in cash (the “Offer”). Based on the total number of shares, options and warrants outstanding on January 24, 2005 and assuming the exercise in full of all such outstanding options and warrants prior to the expiration time of the Offer, the total consideration payable by Offeror is expected to be approximately CDN$143 million less the proceeds from the exercise of options and warrants.

     The Support Agreement contains customary representations, warranties and covenants for a transaction of this type. The obligation of Offeror to make the Offer is subject to the satisfaction or waiver of certain conditions, including a condition that certain regulatory approvals have been obtained. The obligation of Offeror to consummate the Offer is also subject to the satisfaction or waiver by Offeror of certain customary conditions, including a condition that at least 66 2/3% of the fully diluted outstanding shares of common stock of Speedware have been validly tendered and not withdrawn at the expiration time of the Offer.

     Pursuant to the Support Agreement, Speedware has agreed since December 6, 2004, to cease, and cause to be terminated, any existing discussions or negotiations with any parties (other than the Company and the Offeror) with respect to any proposal that constitutes, or may reasonably be expected to lead to, a proposal to acquire Speedware (an “Acquisition Proposal”). In addition, Speedware has agreed not to, directly or indirectly, (i) make, solicit, initiate, encourage or facilitate inquiries from or submissions of proposals or offers from any other person relating to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or otherwise cooperate in any way with, respond to, assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing, (iii) withdraw or modify in a manner adverse to the Company and the Offeror the approval or recommendation of the Board of Directors of Speedware of the transactions contemplated by the Support Agreement, (iv) approve or recommend any Acquisition Proposal or (v) enter into any arrangement, agreement or understanding relating to any Acquisition Proposal.

     Notwithstanding the foregoing, Speedware may provide certain information and negotiate the terms of an Acquisition Proposal if the Acquisition Proposal is an unsolicited bona fide written proposal that (i) is not subject to a financing contingency and for which adequate funds will be available to acquire all of the outstanding shares of Speedware common stock, (ii) did not otherwise result from a breach of the Support Agreement, (iii) the Board of Directors of Speedware has determined in good faith is reasonably capable of being completed and would, if consummated, result in a transaction that is more favorable to Speedware’s shareholders from a financial point of view than the Offer, (iv) the Board of Directors of Speedware has determined in good faith would result in a Speedware shareholder receiving higher consideration per share than the Offer and (v) the Board of Directors of Speedware has concluded in good faith that such

2

action is required by the Board of Directors to comply with fiduciary duties under applicable laws (a “Superior Offer”). The Offeror is permitted, but is not required, to offer to amend the terms of the Support Agreement and/or the Offer to match the value per share included in the Superior Offer. In the event Offeror matches the Superior Offer, the Board of Directors of Speedware will not be permitted to withdraw or modify its recommendation with respect to the Offer as modified.

     If at any time after execution of the Support Agreement, the Board of Directors of Speedware takes certain actions with respect to its support of the Offer or any other Acquisition Proposal, Speedware is required to pay to Activant a break-up fee equal to approximately CDN$5.7 million.

     The Support Agreement may be terminated upon the occurrence of customary events for a transaction of this nature.

     A copy of the Support Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     Pursuant to the Support Agreement, the Company and Offeror entered into a Lock-Up Agreement with certain securityholders of Speedware (the “Lock-Up Agreement”), pursuant to which such holders have agreed to irrevocably tender the shares of Speedware common stock (including shares issuable upon exercise of outstanding options and warrants) owned by such holders in accordance with the Offer. In the aggregate, the securityholders subject to the Lock-Up Agreement hold approximately 48% of the fully diluted outstanding shares of Speedware common stock. The Lock-Up Agreement contains customary representations, warranties and covenants for a transaction of this type. The Lock-Up Agreement may be terminated upon the occurrence of customary events for a transaction of this nature. A copy of the Lock-Up Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

     The purchase price for the Offer is intended to be funded by Offeror through a combination of proceeds of approximately $90 million in debt financing, cash on hand and, if necessary, revolving credit borrowings under the Company’s existing senior credit facility, which is being amended in connection with the transaction. The amendment, which was executed in connection with the Support Agreement but which will only be effective upon consummation of the Offer, permits the proposed acquisition by the Company of the common stock of Speedware (the “Acquisition”), the assumption of certain indebtedness and liens in connection with the Acquisition, the incurrence of the additional indebtedness associated with the new debt financing and the granting of guarantees by the Company’s subsidiaries to support such indebtedness. Additionally, the amendment allows certain adjustments to EBITDA in respect of cash expenses incurred in connection with the Acquisition, removes the borrowing base funding limitations and minimum consolidated net worth test, reduces the minimum interest coverage ratio and increases the maximum total debt to EBITDA ratio.

     The Company has received commitments from financial institutions for approximately $90 million in debt financing, subject to entering into a definitive agreement contemporaneously with the closing of the Acquisition.

3

Item 7.01. Regulation FD Disclosure.

     On January 24, 2005, the Company issued a press release announcing the execution of the Support Agreement and Lock-Up Agreement described above. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Support Agreement dated as of January 24, 2005 among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and Speedware Corporation Inc.

99.2	Lock-Up Agreement dated as of January 24, 2005 among Activant Solutions Inc., Activant Solutions Acquisitionco Ltd. and the securityholders of Speedware Corporation Inc. signatory thereto.

99.3	Press Release dated January 24, 2005.

4

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
Date: January 24, 2005	By:	/s/ GREG B. PETERSEN
	Name:	Greg B. Petersen
	Title:	Senior Vice President and Chief Financial Officer

5